Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended March 31, 2023

May 4, 2023

Yujia Zhai

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2023 third quarter financial results.  I am Yujia Zhai, Investor Relations representative for AOS.  With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates, provide strategic highlights, and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the June quarter.  Finally, we will have the Q&A session.

The earnings release was distributed over wire today, May 4, 2023, after the market close.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang.  Stephen?

Stephen Chang

Thank you, Yujia, and good afternoon, everyone.

I will begin today with a high-level overview of our results and then jump into segment details.

Our fiscal Q3 results were near the high-end of our revenue and gross margin guidance. Revenue was $132.6 million, non-GAAP gross margin was 25.1% and non-GAAP EPS was negative $0.21. As we indicated last quarter, our performance this quarter reflects our effort to bring customer inventory levels back into balance as quickly as possible in response to the sharp industry-wide inventory correction, particularly in PC and smartphones.

As for the broader market environment, end consumer demand continues to be weak. However, we are optimistic that the worst is behind us given the intensity of the inventory correction, coupled with our proactive measures. Looking into the rest of the year, we expect to recover a good portion of the revenue decline in the upcoming June quarter, with further improvement expected in our seasonally strongest September quarter.

In terms of our operations, our near-term focus is continuing to work with our customers through the inventory correction and preparing for peak season. We are looking forward to the upcoming fall flagship phone launches, and the holidays, all of which are big opportunities for us given our leading share with the leading OEMs in each of these end markets.

As I look to the long term, as the newly appointed CEO of AOS, I am positioning the company towards growth beyond our near-term $1 billion revenue target. Over the years, AOS has grown to be a major global power semiconductor supplier to Tier 1 players across PCs, Graphics, Gaming, Smartphones, Appliances, and Power Tools to name a few. However, we are just scratching the surface of potential opportunities in front of us. In the coming decade, the Electrification of Everything trend is set to accelerate and will shape our lives in profound ways:

●	Growing concerns over climate change and the need to reduce dependence on fossil fuels will continue to drive the transition towards electric vehicles and clean energy.

●	Advancement in generative AI will drive exponentially higher demand for high-performance computing data centers and spur advancements in robotics.

●	Rapid progress in battery technology will likely usher in a growing array of higher-voltage portable electronics, similar to recent developments in power tools.

●	Moreover, continued advancements in IoT and high-performance computing will pave the way for widespread adoption of new cutting-edge products such as smart devices for the home and work.

All of these new use cases will drive more demand for power management solutions and significantly expand the market opportunity from the $50 billion TAM today. Power semiconductors have become an essential part of our daily lives in our homes, in our workplaces, and in our communities.  AOS’ comprehensive range of products, which covers a wide voltage spectrum, positions us at the epicenter of this monumental trend that is set to transform every facet of our lives and the industries we know today. I am determined to drive AOS towards even greater success and capitalize on this exciting future and have my sights set on AOS becoming a multi-billion-dollar business by the end of this decade.

We plan to take our products deeper into our existing core markets like PCs and Smartphones with more integrated solutions and drive higher BOM content. We will leverage our core technology IP and strengths in advanced computing, battery, motor and power supply and continue to invest R&D in new adjacent markets like datacenters for AI, automotive, and energy generation.

Our supply chain strategy is another key piece of the puzzle that is critical to us reaching new heights over the coming decade. As we look towards the future, we remain committed to optimizing our supply chain strategy. We understand that diversification is key to maintaining reliability of supply, and that's why we are exploring additional foundry partnerships in new geographical locations to expand our production capabilities. Further, we will continue to balance between internal manufacturing and 3rd party foundries to ensure a more robust supply chain that delivers top-notch products to our customers.

Our success in attaining a record number of Tier 1 customers is no coincidence. It is a direct result of our unwavering focus on providing products that are both compelling and reliable, backed by unparalleled customer service and engineering support. We strive to solve our customer’s power problems with a user-friendly system approach by providing a total solution.  As CEO, I will continue to make sure this commitment to excellence remains one of our core values and constantly strive to exceed our customer’s expectations with every product and service we deliver.

Lastly, our talented and dedicated employees are who make our success possible.   As we build upon our strong foundation and momentum, I will continue to foster a work environment and culture in which our employees can fully unleash their talents with respect and care.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. March quarter revenue was down 57.7% year-over-year and 40.4% sequentially and represented 28.7% of total revenue. These results were driven by lower shipments across all computing applications, magnified by March quarter being our seasonally weakest quarter. However, we believe inventory at some of our customers has been depleting and we are seeing a resumption of orders for the June quarter. Our current visibility sees encouraging demand recovery in some applications. For the June quarter, we expect total Computing segment revenue to be up about 40% sequentially.

Turning to the Consumer segment, March quarter revenue was up slightly year-over-year and decreased 5.5% sequentially and represented 33.6% of total revenue. These results were in-line with our expectations driven by strong Gaming volumes which grew 68.2% year-over-year and decreased 11.3% sequentially. In addition, we saw a 30% sequential recovery from both Home Appliances and E-Mobility, which includes E-Bikes and E-scooters, another application that AOS is addressing with our medium voltage solutions for motor and battery management. Looking ahead, we anticipate our Consumer segment revenue to be flattish or slightly drop sequentially.

Next, let’s discuss the Communications segment, revenue in the March quarter experienced a considerable decline of 33.7% year-over-year and 45.4% sequentially, making up only 14.5% of total revenue. The drop in revenue was primarily attributable to weak consumer demand and the ongoing inventory correction in smartphones across all regions. The correction seems to be taking longer than we initially expected, which will cause this segment to remain weak and we currently expect single-digit percentage decline in the June quarter. Despite these challenges, we remain optimistic about a rebound in the second half of the year in our seasonally strongest quarters for the fall launches and ahead of holiday sales.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 20% of total revenue. March quarter revenue decreased 29.6% year-over-year and 35.7% sequentially. The performance by applications in this segment was mixed. PC power supplies and quick chargers for smartphones were weak, consistent with the declining trend in PC and smartphone sales but Power Tools exhibited positive signs of recovery, growing 65% sequentially. For the June quarter, we anticipate this segment will rebound with about 50% sequential growth, primarily driven by increased demand by our Tier 1 U.S. smartphone customer and China’s high-end quick charger demand. Additionally, we anticipate continued strength in the Power Tools category.

In closing, as we stated last quarter, our business is affected by the economic environment and industry cycles. But given our strong fundamentals, leading technology, more diversified product portfolio, Tier 1 customer base in all our business segments, expanding manufacturing capability and supply chain and robust balance sheet, we are in the best position we have ever been to continue our growth momentum once this downturn is past us.  Moreover, the encouraging data from our backlog and constructive conversations with our customers leads us to believe that the March quarter was the bottom and that the worst is now behind us. As such, we are optimistic about the future and look towards executing on the opportunities ahead of us.

With that, I will now turn the call over to Yifan for a discussion of our fiscal third quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $132.6 million, down 29.8% sequentially and 34.8% year-over-year, reflecting the current industry-wide inventory correction.

In terms of product mix, DMOS revenue was $81.0 million, down 41.2% sequentially and 42.2% over last year.  Power IC revenue was $47.4 million, down 5.1% from the prior quarter and 22.1% from a year ago.  Assembly service revenue was $0.6 million, as compared to $1.2 million last quarter and $2.3 million for the same quarter last year.  License and engineering service revenue was $3.6 million for the quarter. In February 2023, we entered into a license and engineering service agreement with a leading power semiconductor automotive supplier related to our Silicon Carbide (SiC) technology for a total amount of $45 million.  This contract further validates the technical leadership of our SiC technology. In the agreement, besides the license, we will also provide product development and engineering services over the next 24 months.  The revenue related to this agreement is recognized over the contract period.

Non-GAAP gross margin was 25.1%, compared to 29.5% in the prior quarter and 36.7% a year ago.  The quarter-over-quarter decrease in non-GAAP gross margin was mainly driven by less favorable mix and lower manufacturing efficiency.

Non-GAAP operating expenses were $36.2 million, compared to $32.8 million for the prior quarter and $34.0 million last year.  The quarter-over-quarter increase was primarily due to last quarter's reversal true-up in variable compensation accruals.

Non-GAAP tax expense was $2.5 million versus $1.5 million last quarter and $2.3 million in the prior year.  The quarter-over-quarter increase was due to the withholding tax on the $18.0 million payment received under the SiC license agreement mentioned previously.

Non-GAAP quarterly EPS was negative $0.21, compared to $0.67 last quarter and $1.34 a year ago.

Moving on to cash flow.  Operating cash flow was $11.6 million, which included $18 million first tranche payment received from our licensing deal and $8.9 million repayments of customer deposits.  By comparison, operating cash flow in the prior quarter was $0.3 million, which included $12.2 million net repayments of customer deposits.  Operating cash flow a year ago was $61.8 million, which included $6.4 million net customer deposits.  We expect to refund around a total of $30 million customer deposits in calendar year 2023.  Consolidated EBITDAS was $6.5 million, compared to $31.8 million last quarter and $48.4 million last year.  During the quarter we repurchased 107,000 shares of our stock for $2.7 million through our existing share repurchase program that was previously approved by the Board.  We also purchased 217,000 shares of employee restricted stock units (RSU) vested during the quarter by paying $5.5 million withholding tax on behalf of employees.

Now let me turn to our balance sheet.

We completed the March quarter with a cash balance of $265.9 million, compared to $287.8 million at the end of last quarter.  The cash balance a year ago was $323.1 million.

Net trade receivables were reduced to $19.4 million compared to $53.2 million at the end of the prior quarter.  Days Sales Outstanding were 30 days for both this and the prior quarter.

Net inventory was $179.8 million at quarter-end compared to $163.8 million at the end of the prior quarter and $143.5 million last year.  Average days in inventory were 152 days, compared to 109 days in the prior quarter.  We expect average days in inventory to improve along with our revenue recovery.

CapEx for the quarter was $22.7 million.  We expect CapEx for the June quarter to range from $15 - 20 million. Our Oregon fab expansion is complete and started ramping in March 2023.

Now, I would like to discuss June quarter guidance.

We expect:

●	Revenue to be approximately $160 million, plus or minus $5 million.
●	GAAP gross margin to be 24.0%, plus or minus 1%. We anticipate non-GAAP gross margin to be 25.8%, plus or minus 1%.
●	GAAP operating expenses to be in the range of $45.5 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $36.5 million, plus or minus $1 million.
●	Interest expense to be approximately $1.2 million, and
●	Income tax expense to be in the range of $1.3 million to $1.5 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our ability to mitigate economic downturns; the global capacity constraint; our ability and strategy to develop new products; the Oregon fab expansion project and anticipated timing; projected annual revenue target; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.